Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the “Registration Statement”) of our reports dated July 15, 2016 and October 24, 2016, respectively, relating to the financial statements and financial highlights of John Hancock Bond Fund, a series of John Hancock Sovereign Bond Fund, and John Hancock Active Bond Fund, a series of John Hancock Funds II, appearing in the May 31, 2016 and August 31, 2016 Annual Reports to Shareholders, respectively. We also consent to the references to us under the headings “Experts” and “Exhibit A- Form of Agreement and Plan of Reorganization” in the Proxy Statement/Prospectus and “Information Incorporated by Reference” in the Statement of Additional Information, which constitute parts of the Registration Statement.

We hereby also consent to the incorporation by reference in the Statement of Additional Information, which constitutes part of this Registration Statement, our reports dated July 15, 2016 and October 24, 2016, respectively, relating to the financial statements and financial highlights appearing in the May 31, 2016 Annual Report to Shareholders of John Hancock Bond Fund, a series of John Hancock Sovereign Bond Fund, and in the August 31, 2016 Annual Report to Shareholders of John Hancock Active Bond Fund, a series of John Hancock Funds II. We also consent to the references to us under the heading “Financial Highlights” and “Independent Registered Public Accounting Firm” in the October 1, 2016 Prospectus and Statement of Additional Information of John Hancock Bond Fund and in the January 1, 2016 Prospectus and Statement of Additional Information of John Hancock Active Bond Fund.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 20, 2016